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                                                                     EXHIBIT 3.3

               CERTIFICATE OF DESIGNATION, PREFERENCES AND RIGHTS
                                       OF
                            SERIES B PREFERRED STOCK
                                       OF
                              MANNKIND CORPORATION

             Pursuant to Section 151 of the General Corporation Law
                            of the State of Delaware

         MANNKIND CORPORATION, a Delaware corporation (the "Corporation"), certifies that pursuant to the authority contained in Article Fourth of its Certificate of Incorporation, and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, its Board of Directors has adopted the following resolution creating a series of its preferred Stock designated as Series B Preferred Stock;

         RESOLVED, that a series of the class of authorized Preferred Stock of the Corporation be hereby created, and that the designation and amount thereof and the voting powers, preferences and relative, participating, optional and other special rights of the shares of each such series, and the qualifications, limitations or restrictions thereof are as follows:

         Section 1. Designation and Amount. The shares of one such series shall be designated as "Series B Preferred Stock" (the "Series B Preferred Stock") and the number of shares constituting such series shall be 192,618, par value $0.01 per share.

         Section 2. Dividends. No dividend shall be declared or paid, during any fiscal year, on the Common Stock, par value $0.01 per share, of the Corporation (the "Common Stock") (other than dividends payable solely on the Common Stock in Common Stock of the Corporation or rights to acquire Common Stock for no consideration in respect of which an adjustment is made under Section 5(c)), unless there is simultaneously declared and paid to the holder or holders of each share of the Series B Preferred Stock an identical dividend determined as if each holder of Series B Preferred Stock had converted such holder's shares of Series B Preferred Stock into Common Stock.

         Section 3. Preference.

         (a) In the event of any liquidation, dissolution, or winding-up of the Corporation, (i) holders of shares of Series B Preferred Stock shall be entitled to receive, out of the assets of the Corporation legally available therefor, on a parity with the holders of the Series A Preferred Stock, par value $0.01 per share, of the Corporation (the "Series A Preferred Stock") and prior and in preference to the holders of Common Stock an amount (the "Series B Liquidation Preference") equal to the sum of (i) $77.875 per share of Series B Preferred Stock (subject to proportionate adjustment in the event of any stock dividend, stock split, combination, reorganization, recapitalization, reclassification, or other similar event), plus (ii) all accrued or declared but unpaid dividends thereon, if any. If, upon any liquidation, dissolution, or winding-up, whether voluntary or involuntary, the assets thus distributed among the holders of Series B Preferred Stock shall be insufficient to permit payment to such holders of the full Series B Liquidation Preference amounts to which they are entitled, then the entire assets of the

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Corporation to be distributed shall be distributed ratably among the holders of
Series A Preferred Stock and Series B Preferred Stock in proportion to the respective unpaid balances owing to them in respect of such preferential amounts. At the option of the holders of at least a majority of the then outstanding shares of Series B Preferred Stock, a consolidation or merger of the Corporation with or into any other corporation or corporations (except the merger of a wholly owned subsidiary of the Corporation into the Corporation) or a sale of all or substantially all of the assets of the Corporation, shall be deemed to be a liquidation, dissolution, or winding-up within the meaning of this Section 3.

         (b) After payment or setting apart for payment of the Series B Liquidation Preference and the preference of any other series of preferred stock, the remaining assets and funds of the Corporation shall be distributed ratably among the holders of Common Stock in proportion to the amount of Common Stock owned by each such holder.

         Section 4. Voting Rights. The holders of the Series B Preferred Stock shall have the voting rights set forth in this Section 4.

         (a) Each share of Series B Preferred Stock shall entitle the holder thereof to one vote for each share of Common Stock into which it is then convertible (whether or not it is then immediately convertible) on all matters submitted to a vote of the Corporation's stockholders.

         (b) Except as otherwise provided by law, the holders of the Series B Preferred Stock and the holders of Common Stock shall vote together as one class on all matters submitted to a vote of the Corporation's stockholders.

         Section 5. Conversion Rights.

         (a) Automatic Conversion. Each share of Series B Preferred Stock shall automatically be converted into full shares of Common Stock at the then effective Conversion Price upon the closing of a firm commitment underwritten public offering covering the Corporation's Common Stock pursuant to an effective registration statement under the Securities Act of 1933, as amended, where the gross proceeds to the Corporation and the holders of the Series B Preferred Stock are at least $15,000,000. The term "Conversion Price" as used herein shall mean the price per share at which the Series B Preferred Stock is convertible into Common Stock which initially shall be equal to $7.7875 per share and shall be adjusted as provided herein. The term "Sale Price" shall mean the price per share at which the Series A Convertible Preferred Stock of AlleCure Corp. was originally issued, as adjusted in the merger of AlleCure Acquisition, Inc., a wholly-owned subsidiary of the Corporation, into AlleCure Corp., equal in the case of all shares of the Series B Preferred Stock to $77.875. Each share of Preferred Stock shall be convertible into that number of full shares of Common Stock which results from dividing the applicable Sale Price by the applicable Conversion Price in effect at the time of conversion.

         (b) Conversion Procedure. Upon the closing of a public offering described in Section 5(a), the holders of Series B Preferred Stock shall surrender the certificate or certificates therefor, duly endorsed in blank or accompanied by proper instruments of transfer, at the office of the Corporation or of any transfer agent for the shares of the Series B Preferred Stock. The

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Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of shares of the Preferred Stock, or to such holder's nominee or nominees, certificates for the number of full shares of Common Stock to which such holder shall be entitled. Such conversion shall be deemed to have been made as of the date of the closing of the public offering referred to above, regardless of the date of surrender of the shares of the Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the date the conversion shall be deemed to have been made. Any declared but unpaid dividends due on the shares of Series B Preferred Stock to be converted shall be paid by the Corporation to the holders thereof on the date such shares are surrendered for conversion.

         (c) Anti-Dilution of Preferred Stock. In order to prevent dilution of the conversion rights granted in this Section 5, the Conversion Price shall be subject to adjustment from time to time as provided in this Section 5(c).

                  (i) Subdivision or Combination of Stock. If the Corporation shall subdivide its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision shall be proportionately reduced, and conversely, if the outstanding shares of Common Stock of the Corporation shall be combined into a smaller number of shares, the Conversion Price in effect immediately prior to such combination shall be proportionately increased, in each case so that the holders of shares of the Preferred Stock thereafter surrendered for conversion shall be entitled to receive the number of shares of Common Stock which such holders would have owned or been entitled to receive after the happening of either of such events if such shares of the Series B Preferred Stock had been converted immediately prior to the happening of such event on the day upon which such subdivision or combination, as the case may be, becomes effective.

                  (ii) Stock Dividends. If the Corporation shall declare and pay to the holders of Common Stock a dividend or other distribution payable in shares of Common Stock, the Conversion Price in effect immediately prior thereto shall be adjusted so that the holders of shares of the Series B Preferred Stock thereafter surrendered for conversion shall be entitled to receive the number of shares of Common Stock which such holders would have owned or been entitled to receive after the declaration and payment of such dividend or other distribution if such shares of the Series B Preferred Stock had been converted immediately prior to the record date for the determination of shareholders entitled to receive such dividend or other distribution.

                  (iii) Issuance of Common Stock. Subject to the provisions of subparagraph (vi) of this Section 5(c), if the Corporation shall issue or sell shares of Common Stock at a price per share below the applicable Conversion Price, as the same may have been adjusted pursuant to this Section 5(c), the Conversion Price of the Series B Preferred Stock shall be adjusted so that it shall equal the price (calculated to the nearest cent) determined by multiplying the Conversion Price of the Series B Preferred Stock in effect immediately prior to the date of issuance of such shares of Common Stock by a fraction, the numerator of which shall be the sum of (i) the number of shares of Common Stock outstanding immediately prior to such issuance plus (ii) the number of shares of Common Stock which the aggregate consideration to be received by the Corporation for the total number of shares of Common Stock to be so issued

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would purchase at the Conversion Price of such class in effect immediately prior to the date of issuance of such shares of Common Stock, and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance plus the number of additional shares of Common Stock to be so issued.

                  (iv) Issuance of Convertible Securities or Warrants. Subject to the provisions of subparagraph (vi) of Section 5(c), if the Corporation shall (a) issue or sell securities which are convertible into or exchangeable for shares of Common Stock ("Convertible Securities"), or (b) issue or sell any warrants or other rights entitling the holders thereof to subscribe for or purchase shares of Common Stock or Convertible Securities at a price per share (taking into account the consideration, if any, received by the Corporation for such Convertible Securities, warrants or other rights) below the applicable Conversion Price, as the same may have been adjusted pursuant to this
Section 5(c), the Conversion Price of the Series B Preferred Stock shall be adjusted so that it shall equal the price determined by multiplying the Conversion Price of the Series B Preferred Stock in effect immediately prior to the date of issuance of such Convertible Securities or such warrants or other rights by a fraction the numerator of which shall be the sum of (i) the number of shares of Common Stock outstanding on the date of issuance of such Convertible Securities or such warrants or other rights plus (ii) the number of shares of Common Stock which the aggregate offering price (as calculated pursuant to the last sentence of this subparagraph) of the total number of shares of Common Stock offered pursuant to such Convertible Securities or such warrants or other rights would purchase at the Conversion Price in effect immediately prior to the date of issuance of such Convertible Securities or such warrants or other rights, and the denominator of which shall be the number of shares of Common Stock outstanding on the date of issuance of such Convertible Securities or such warrants or other rights plus the number of additional shares of Common Stock offered for subscription or purchase pursuant to such Convertible Securities or such warrants or other rights. No adjustment of the Conversion Price shall be made upon the actual issuance of shares of Common Stock pursuant to such Convertible Securities or such warrants or other rights except as otherwise provided in Section 5(c)(v). The "aggregate offering price," as used above in this Section 5(c)(iv), shall equal the sum of the consideration paid to the Corporation for such Convertible Securities or such warrants or other rights plus the minimum consideration receivable by the Corporation for the issuance of additional shares of Common Stock pursuant to such Convertible Securities, warrants or other rights.

                  (v) Additional Adjustments to Conversion Prices Rules of Interpretation

                           (A) Change in Exercise Price or Conversion Rate. If the purchase or conversion price provided for in any Convertible Securities or warrants or other rights, the additional consideration, if any, payable upon the conversion or exchange of any Convertible Securities or warrants or other rights, or the rate at which any Convertible Securities or warrants or other rights are convertible into or exchangeable for shares of Common Stock shall change at any time (other than under provisions designed to protect against dilution), the Conversion Price in effect at the time of such change shall forthwith be adjusted to the Conversion Price which would have been in effect at such time had such Convertible Securities or warrants or other rights then outstanding provided for such changed purchase price, additional consideration or conversion rate, as the

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         case may be, at the time initially issued, granted or sold. If the purchase price provided for in any Convertible Securities or warrants or other rights or the rate at which any Convertible Securities or warrants or other rights are convertible into or exchangeable for shares of Common Stock shall be reduced at any time under provisions designed to protect against dilution, then in case of delivery of shares of Common Stock upon the exercise of or upon conversion or exchange of such Convertible Securities or such warrants or other rights, the Conversion Price then in effect hereunder shall be adjusted to the amount which would have been obtained had such Convertible Securities or other such warrants or other rights never been issued as to such Common Stock and had an adjustment of the Conversion Price been made upon the issuance of such shares of Common Stock to be so delivered.

                           (B) Treatment of Expired Options and Unexercised Convertible Securities. On the expiration of any option granted by the Corporation in respect of its Common Stock or the termination of any right to convert or exchange any Convertible Securities, the Conversion Price then in effect hereunder shall be increased to the Conversion Price which would have been in effect at the time of such expiration or termination had such option or Convertible Securities never been issued.

                           (C)      Internal Transaction. In case any
         Convertible Securities, warrants or other rights issued, sold or granted by the Corporation in respect of its Common Stock shall be issued in connection with the issue or sale of other securities of the Corporation, together comprising one integral transaction in which no specified consideration is allocated to such Convertible Securities, warrants or other rights by the parties thereto, such Convertible Securities, warrants or other rights shall be deemed to have been issued without consideration; provided, however, that the Corporation's Board of Directors at the time of any such issuance of Convertible Securities shall determine whether to allocate specified consideration to the Convertible Securities.

                           (D) Consideration for Stock. In case any shares of Common Stock, Convertible Securities, warrants or other rights shall be issued or sold or deemed to have been issued or sold for cash, the consideration received therefor shall be deemed to be the amount received by the Corporation therefor. In case any shares of Common Stock, Convertible Securities, warrants or other rights shall be issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Corporation shall be the fair value of such consideration as determined reasonably and in good faith by a majority of the Board.

                           (E) Treasury Shares. The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Corporation, and the disposition of any shares so owned or held shall be considered an issue or sale of Common Stock for the purposes of Section 5(c)(iii).

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                           (F)      Record Date. For purposes of this Section
         5(c), if the Corporation shall take a record of the holders of its Common Stock for the purpose of entitling them (i) to receive a dividend or other distribution payable in Common Stock, Convertible Securities, warrants or other rights, or (ii) to subscribe for or purchase the same, then such record date shall be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right or subscription or purchase, as the case may be.

                  (vi) Exclusion of Certain Issuances. The Corporation shall be permitted to issue or grant rights to acquire Additional Shares of Common Stock (as defined in the next sentence) and to issue such shares of Common Stock upon the exercise of such rights without giving rise to an adjustment under the provisions of this Section 5(c). The term "Additional Shares of Common Stock" as used herein shall mean: (a) shares of Common Stock issued upon conversion of the Series A or Series B Preferred Stock; (b) shares of Common Stock (or rights to acquire Common Stock) issued pursuant to stock option plans, stock purchase plans, stock bonus plans or other forms of stock incentive plans for officers, employees, consultants or directors of the Corporation, provided that each such plan and issuance or grant has been approved by the Corporation's Board of Directors by unanimous vote of all members; and (c) shares of Common Stock issued as a dividend or distribution on the Series B Preferred Stock.

                  (vii) Reorganization, Reclassification, Consolidation, Merger or Sale. If any capital reorganization or reclassification of the capital stock of the Corporation, or consolidation or merger of the Corporation with another corporation, or the sale of all or substantially all of its assets to another corporation shall be effected then, as a condition of such reorganization, reclassification, consolidation, merger or sale, lawful and adequate provision shall be made whereby the holders of the Series B Preferred Stock shall thereafter have the right to acquire and receive upon conversion of the Series B Preferred Stock such shares of stock, securities or assets as would have been issuable or payable (as part of the reorganization, reclassification, consolidation, merger or sale) with respect to or in exchange for such number of outstanding shares of the Corporation's Common Stock as would have been received upon conversion of the Preferred Stock immediately before such reorganization, reclassification, consolidation, merger or sale. In any such case appropriate provision shall be made with respect to the rights and interests of the holders of the Preferred Stock to the end that the provisions hereof (including, without limitation, provisions for adjustments of the Conversion Price and of the number of shares acquirable and receivable upon the conversion of the Preferred stock) shall thereafter be applicable as nearly as possible, in relation to any shares of stock, securities or assets thereafter deliverable upon the conversion of the Preferred Stock (including an immediate adjustment of the Conversion Price under Section 5(c)(i) if the value for the Common Stock, as reflected by the terms of such consolidation, merger or sale is less than the Conversion Price in effect immediately prior to such consolidation, merger or sale). The Corporation will not effect any such consolidation, merger or sale unless prior to the consummation thereof the successor corporation (if other than the Corporation) resulting from such consolidation or merger or the corporation purchasing such assets shall assume by written instrument mailed or delivered to the holders of the Preferred Stock at the last address of each such holder appearing on the books of

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the Corporation the obligation to deliver to each such holder such shares of stock, securities or assets to which, in accordance with the foregoing provisions, such holder may be entitled.

         (d) Fractional Shares. No fractional share shall be issued upon the conversion of any share or shares of Series B Preferred Stock. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series B Preferred Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of a fraction of a share of Common Stock, the Corporation shall, in lieu of issuing any fractional share, pay the holder otherwise entitled to such fraction a sum in cash equal to the fair market value of such fraction on the date of conversion (as determined in good faith by the Corporation's Board of Directors).

         IN WITNESS WHEREOF, MannKind Corporation has caused this Certificate of Designation, Preferences and Rights of Series B Preferred Stock to be signed this 12th day of December 2001.

                                                     MANNKIND CORPORATION

                                                     By: /s/ Per B. Fog
                                                        ------------------------
                                                         Per B. Fog, President

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